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                                                                       EXHIBIT 5



                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                              303 Peachtree Street
                           Atlanta, Georgia 30308-3242
                                  (404)521-3939


                                 August 5, 1999

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

         Re: Registration Statement for Zero Coupon Convertible Preferred Stock due 2013

Dear Sirs:

         We have acted as counsel to Nextel Communications, Inc., a Delaware corporation (the "Company") in connection with the Company's registration statement on Form S-3 (the Form S-3, including any amendments and supplements thereto, is referred to collectively herein as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933. The Registration Statement relates to the proposed registration for resale by certain selling stockholders identified in the Registration Statement (the "Selling Stockholders") of 591, 308 shares of Zero Coupon Convertible Preferred Stock due 2013 (the
"Preferred Stock") and up to 5,761,764 shares of Class A common stock, par value $.001 per share (the "Common Stock"), issuable upon conversion of the Preferred Stock.

         As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents, and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinions expressed below, including the Company's Certificate of Incorporation, as amended to date; the Company's Bylaws, as amended to date; and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Stockholders' shares. We have assumed, without independent verification, the genuineness and authorization of all signatures the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies.



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         We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and Delaware corporate laws as in effect on the date hereof.


         Based upon the foregoing, we are of the opinion that (i) the 591,308 shares of Preferred Stock being registered for resale by the Registration Statement are duly authorized, validly issued, fully paid and nonassessable and
(ii) to the extent that shares of Common Stock are issued upon conversion of the Preferred Stock, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                                              Very truly yours,

                                              /s/ Jones, Day, Reavis & Pogue